
                                  NSAR ITEM 77O
                          July 1, 1999 to June 30, 2000
                                  VK Bond Fund
                               10f-3 Transactions

  UNDERWRITING #          UNDERWRITING          PURCHASED FROM         AMOUNT OF SHARES            % OF            DATE OF
                                                                          PURCHASED            UNDERWRITING        PURCHASE


         1            Republic of Phippines    Lehamn : Merrill           500,000                 .050%            03/10/00


Underwriting Participants:

Underwriters for #1
Lehman Brothers
Salomon Smith Barney
ABN AMRO Incorporated
Chase Securities Inc.
J.P. Morgan & Co.
Merrill Lynch & Co.
Morgan Stanley Dean Witter